Exhibit (k)

OPINION AND CONSENT OF COUNSEL

[Transamerica Life Insurance Company Letterhead]

April 27, 2023

Transamerica Life Insurance Company

6400 C Street SW

Cedar Rapids, Iowa 52499-0001

Dear Sir/Madam:

With reference to the Registration Statement on Form N-4 by Transamerica Life Insurance Company and Merrill Lynch Life Variable Annuity Separate Account B to be filed with the Securities and Exchange Commission covering individual variable annuity contracts, I have consulted with outside counsel and examined such documents and such law as I considered necessary and appropriate, and on the basis of such examination and consultation, it is my opinion that:

1.

Transamerica Life Insurance Company is duly organized and validly existing under the laws of the State of Arkansas and has been duly authorized to issue individual variable annuity contracts by the Department of Insurance of the State of Iowa.

2.	Merrill Lynch Life Variable Annuity Separate Account B is a duly authorized and existing separate account established pursuant to the provisions of Section 508A.1 of the Iowa Insurance Code.

3.

The Individual Variable Annuity Contracts have been duly authorized by Transamerica Life Insurance Company and, when sold in jurisdictions authorizing such sales, in accordance with and when issued as contemplated by said Form N-4 Registration Statement, will constitute legal, validly issued and binding obligations of Transamerica Life Insurance Company.

I hereby consent to the filing of this opinion as an exhibit to said N-4 Registration Statement.

Very truly yours,

Transamerica Life Insurance Company

/s/Brian Stallworth
Brian Stallworth
Assistant Secretary